Exhibit 99.1

Schnitzer Reports First Quarter Fiscal 2023 Financial Results

Increased Productivity Improvement Benefits Target from $40 million to $60 million

Expanded Recycling Services Platform with Acquisition of ScrapSource LLC

Schnitzer Board Declares Quarterly Dividend

PORTLAND, Ore.--(BUSINESS WIRE)--January 5, 2023--Schnitzer Steel Industries, Inc. (NASDAQ: SCHN) today reported results for its first quarter of fiscal 2023 ended November 30, 2022.

First Quarter Fiscal 2023 Highlights

  Diluted loss per share from continuing operations of $(0.64). Net loss of $(18) million and net loss per ferrous ton of $(21).
  Adjusted diluted loss per share from continuing operations of $(0.44), which excludes charges of $7 million related primarily to asset impairments and restructuring charges and other exit-related activities.
  Adjusted EBITDA of $8 million and adjusted EBITDA per ferrous ton of $10.
  Results reflect an adverse impact of approximately $18 million or $21 per ferrous ton from extended operational disruptions at the Everett and Oakland metals recycling facilities that were resolved in November.

The Company's performance in the quarter reflected lower demand and lower average selling prices for recycled metals and finished steel products. Demand softened throughout the quarter, influenced by macro concerns, including slower growth, inflationary pressures, and steel inventory destocking. Lower prices led to tighter supply flows and compression of metal spreads. Ferrous and nonferrous sales volumes declined sequentially reflecting the impact of the disruptions in Everett and Oakland, the tighter supply flows and several ferrous shipments slipping into December. In the first quarter, the Company achieved nearly the full run rate of benefits from the $40 million of cost reduction and productivity initiatives previously announced in October, which mitigated the impact of inflation on operating costs and has increased the full-year target of productivity initiatives by $20 million.

During the quarter, the Company made progress on its strategic growth investments in advanced metal recovery technologies and began the commissioning of two primary nonferrous recovery systems in Massachusetts and California. In addition, on November 18, 2022, the Company purchased the operating assets of ScrapSource LLC, a recycling services business based in Dallas, Texas. ScrapSource provides metals recycling management services and solutions to over five hundred customers, representing manufacturers, fabrication facilities and service centers across North America. Combined with the Company's existing national accounts team, this acquisition is expected to significantly expand the Company's recycled services volumes and extend this business into additional regional markets across the U.S.

Tamara Lundgren, Chairman and Chief Executive Officer, stated, “Although the past several months have been challenging as we faced weakening market conditions and short-term operational disruptions that are now resolved, we are continuing to progress our strategic initiatives centered on advanced metal recovery technologies, volume growth, and productivity improvements. Since the end of the quarter, we have seen a strengthening in selling prices and demand for recycled metals in both the export and domestic markets and we are expecting significant sequential improvements in our second quarter results.”

Ms. Lundgren continued, “Last month, we published our Fiscal 2022 Sustainability Report, Recycled Metals for a Low-Carbon Future. We made significant progress towards our People, Planet, and Profit goals, including achieving 100% net carbon-free electricity use across our operations for a second consecutive year and reducing Scope 1 and 2 greenhouse gas emissions from recycling operations by 24% against a 2019 baseline. We also launched GRN Steel™, our line of net zero carbon emissions steel products. By supplying our global customers with high quality, low-carbon recycled metals that are critical to the production of sustainable products and infrastructure, we are continuing to deliver on our commitment to creating a more sustainable future.”

Summary Results
($ in millions, except per share amounts, and prices per ton/pound)
	Quarter
	1Q23	4Q22	1Q22
Revenues	$599	$894	$798
Gross margin (total revenues less cost of goods sold)	$49	$85	$115
Selling, general and administrative expense	$64	$69	$55
Net (loss) income	$(18)	$11	$47
Net (loss) income per ferrous ton	$(21)	$9	$41
Diluted (loss) earnings per share from continuing operations attributable to SSI shareholders
Reported	$(0.64)	$0.36	$1.55
Adjusted(1)	$(0.44)	$0.50	$1.58
Adjusted EBITDA(1)	$8	$40	$78
Adjusted EBITDA per ferrous ton(1)(4)	$10	$32	$68

Ferrous sales volumes (LT, in thousands)	851	1,268	1,148
Avg. net ferrous sales prices ($/LT)(2)	$340	$387	$446
Nonferrous sales volumes (pounds, in millions)(3)	163	186	153
Avg. nonferrous sales prices ($/pound)(2)(3)	$0.90	$1.05	$1.05
Finished steel average net sales price ($/ST)(2)	$1,015	$1,118	$979
Finished steel sales volumes (ST, in thousands)	118	125	99
Rolling mill utilization (%)	81%	93%	78%
LT = Long Ton, which is equivalent to 2,240 pounds
ST = Short Ton, which is equivalent to 2,000 pounds

(1)	See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(2)	Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(3)	Nonferrous sales volumes and average nonferrous prices excludes platinum group metals (“PGMs”) in catalytic converters.
(4)	May not foot due to rounding.

First Quarter Fiscal 2023 Financial Review and Analysis

Net loss per ferrous ton was $(21) and adjusted EBITDA per ferrous ton was $10 in the first quarter of fiscal 2023. Sequential performance was impacted by lower average selling prices and sales volumes for recycled ferrous and nonferrous metals and finished steel products. Lower prices led to tighter supply flows and compression of metal spreads. Results reflected an estimated adverse impact of approximately $18 million or $21 per ferrous ton from the extended operational disruptions at the Everett and Oakland recycling facilities that were resolved in November. After delivering a nearly full run rate of benefits in the first quarter from the previously announced productivity initiatives targeting annual benefits of $40 million, the Company is expanding the scope of the initiatives by targeting an additional $20 million in cost reductions annually, which primarily focus on SG&A expense.

Ferrous and nonferrous sales volumes in the first quarter of fiscal 2023 were down 33% and 12% sequentially, which included the impact on supply flows and sales volumes from the disruptions in Everett and Oakland and several ferrous shipments slipping into December. Average ferrous and nonferrous net selling prices were down sequentially 12% and 14%, respectively. Finished steel sales volumes were down 6% sequentially, and rolling mill utilization averaged 81% in the quarter. Average net selling prices for finished steel products were down 9% sequentially. The detriment from average inventory accounting was approximately $2 per ferrous ton.

The first quarter of fiscal 2023 had negative operating cash flow of $62 million, reflecting an increase in net working capital due to higher inventories due to the shipment delays and the annual payment of incentive compensation accrued in fiscal 2022. Total debt at the end of the quarter was $358 million, and debt, net of cash, was $354 million. Capital expenditures were $48 million in the quarter, including investments in advanced metal recovery technologies, maintaining the business and environmental projects. The sequential increase in debt also reflects a $25 million investment for the purchase of the assets of ScrapSource in November (for a reconciliation of adjusted results and debt, net of cash, to U.S. GAAP, see the table provided in the Non-GAAP Financial Measures section). The Company’s effective tax rate for the first quarter of fiscal 2023 was a benefit of 26%. During the first quarter, the Company returned capital to shareholders through its 115th consecutive quarterly dividend.

Declaration of Quarterly Dividend

The Board of Directors declared a cash dividend of $0.1875 per common share, payable February 14, 2023 to shareholders of record on January 31, 2023. Schnitzer has paid a dividend every quarter since going public in November 1993.

Analysts’ Conference Call: First Quarter of Fiscal 2023

A conference call and slide presentation to discuss results will be held today, January 5, 2023, at 11:30 a.m. Eastern and will be hosted by Tamara L. Lundgren, Chairman and Chief Executive Officer, and Stefano Gaggini, Senior Vice President and Chief Financial Officer. The call and the slide presentation will be webcast and accessible on the Company’s website under Company > Investors > Event Calendar at www.schnitzersteel.com/company/investors/event-calendar.

Summary financial data is provided in the following pages. The slide presentation and related materials will be available prior to the call on the above website.

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. operates at the intersection of metals recovery, reuse, recycling, and manufacturing. Schnitzer is one of the largest manufacturers and exporters of recycled metal products in North America with operating facilities located in 25 states, Puerto Rico, and Western Canada. Schnitzer has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company’s integrated operating platform also includes 51 stores which sell serviceable used auto parts from salvaged vehicles and receive over 4.1 million annual retail visits. The Company’s steel manufacturing operations produce finished steel products, including rebar, wire rod, and other specialty products. The Company began operations in 1906 in Portland, Oregon.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	November 30, 2022	August 31, 2022	November 30, 2021
Revenues	$598,730	$894,412	$798,118
Cost of goods sold	550,011	809,587	683,244
Selling, general and administrative expense	64,228	69,237	55,267
Income from joint ventures	(790)	(1,151)	(236)
Asset impairment charges	—	638	—
Restructuring charges and other exit-related activities	1,592	25	22
Operating (loss) income	(16,311)	16,076	59,821
Interest expense	(3,324)	(3,042)	(1,372)
Other loss, net	(3,884)	(556)	(47)
(Loss) income from continuing operations before income taxes	(23,519)	12,478	58,402
Income tax benefit (expense)	6,032	(1,390)	(11,097)
(Loss) income from continuing operations	(17,487)	11,088	47,305
Loss from discontinued operations, net of tax	(69)	(37)	(29)
Net (loss) income	(17,556)	11,051	47,276
Net income attributable to noncontrolling interests	(232)	(699)	(1,077)
Net (loss) income attributable to SSI shareholders	$(17,788)	$10,352	$46,199

Net (loss) income per share attributable to SSI shareholders:
Basic:
(Loss) income per share from continuing operations	$(0.64)	$0.37	$1.64
Net (loss) income per share	$(0.64)	$0.37	$1.64
Diluted:
(Loss) income per share from continuing operations	$(0.64)	$0.36	$1.55
Net (loss) income per share	$(0.64)	$0.36	$1.55
Weighted average number of common shares:
Basic	27,723	27,803	28,159
Diluted	27,723	28,892	29,885
Dividends declared per common share	$0.1875	$0.1875	$0.1875

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)

1Q23
Total ferrous volumes (LT, in thousands)(1)	851
Total nonferrous volumes (pounds, in thousands)(1)(2)	162,720
Ferrous selling prices ($/LT)(3)
Domestic	$313
Foreign	$356
Average	$340
Ferrous sales volume (LT, in thousands)
Domestic	432
Foreign	418
Total(6)	851
Nonferrous average price ($/pound)(2)(3)	$0.90
Cars purchased (in thousands)(4)	69
Auto stores at period end	51
Finished steel average sales price ($/ST)(3)	$1,015
Sales volume (ST, in thousands)
Rebar	101
Coiled products	16
Merchant bar and other	1
Finished steel products sold	118
Rolling mill utilization(5)	81%
(1)	Ferrous and nonferrous volumes sold externally and delivered to our steel mill for finished steel production.
(2)	Excludes platinum group metals (“PGMs”) in catalytic converters.
(3)	Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(4)	Cars purchased by auto parts stores only.
(5)	Rolling mill utilization is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products.
(6)	May not foot due to rounding.

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)
					FY
	1Q22	2Q22	3Q22	4Q22	2022(6)
Total ferrous volumes (LT, in thousands)(1)	1,148	1,071	1,129	1,268	4,616
Total nonferrous volumes (pounds, in thousands)(1)(2)	153,227	147,145	201,413	185,634	687,419
Ferrous selling prices ($/LT)(3)
Domestic	$431	$418	$516	$389	$438
Foreign	$450	$455	$552	$387	$457
Average	$446	$445	$541	$387	$452
Ferrous sales volume (LT, in thousands)
Domestic	430	408	490	477	1,806
Foreign	718	663	639	791	2,810
Total	1,148	1,071	1,129	1,268	4,616
Nonferrous average price ($/pound)(2)(3)	$1.05	$1.10	$1.12	$1.05	$1.08
Cars purchased (in thousands)(4)	80	73	84	76	312
Auto stores at period end	50	50	50	51	51
Finished steel average sales price ($/ST)(3)	$979	$1,045	$1,129	$1,118	$1,075
Sales volume (ST, in thousands)
Rebar	74	73	99	96	343
Coiled products	25	32	35	28	119
Merchant bar and other	—	1	1	1	3
Finished steel products sold	99	106	135	125	465
Rolling mill utilization(5)	78%	86%	96%	93%	88%
LT = Long Ton, which is equivalent to 2,240 pounds
ST = Short Ton, which is equivalent to 2,000 pounds

(1)	Ferrous and nonferrous volumes sold externally and delivered to our steel mill for finished steel production.
(2)	Excludes platinum group metals (“PGMs”) in catalytic converters.
(3)	Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(4)	Cars purchased by auto parts stores only.
(5)

Rolling mill utilization is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products. 1Q22 impacted by mill shutdown beginning in May 2021 and subsequent ramp-up of operations.

(6)	May not foot due to rounding.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands)
(Unaudited)

	November 30, 2022	August 31, 2022
Assets
Current assets:
Cash and cash equivalents	$3,539	$43,803
Accounts receivable, net	218,189	237,654
Inventories	345,198	315,189
Other current assets	67,638	74,740
Total current assets	634,564	671,386
Property, plant and equipment, net	682,738	664,120
Operating lease right-of-use assets	117,806	122,413
Goodwill and other assets	387,511	368,678
Total assets	$1,822,619	$1,826,597

Liabilities and Equity
Current liabilities:
Short-term borrowings	$6,379	$6,041
Operating lease liabilities	21,538	21,660
Other current liabilities	281,090	353,872
Total current liabilities	309,007	381,573
Long-term debt, net of current maturities	351,200	242,521
Environmental liabilities, net of current portion	55,066	55,469
Operating lease liabilities, net of current maturities	97,536	101,651
Other long-term liabilities	81,306	86,909
Total liabilities	894,115	868,123

Total Schnitzer Steel Industries, Inc. ("SSI") shareholders' equity	924,739	953,979
Noncontrolling interests	3,765	4,495
Total equity	928,504	958,474
Total liabilities and equity	$1,822,619	$1,826,597

Non-GAAP Financial Measures

This press release contains performance based on adjusted diluted (loss) earnings per share from continuing operations attributable to SSI shareholders, adjusted EBITDA, adjusted EBITDA per ferrous ton, and adjusted selling, general, and administration expense which are non-GAAP financial measures as defined under SEC rules. As required by SEC rules, the Company has provided a reconciliation of these measures for each period discussed to the most directly comparable U.S. GAAP measure. Management believes that providing these non-GAAP financial measures adds a meaningful presentation of our results from business operations excluding adjustments for asset impairment charges, restructuring charges and other exit-related activities, legacy environmental matters (net of recoveries), business development costs not related to ongoing operations including pre-acquisition expenses, and the income tax benefit allocated to these adjustments, items which are not related to underlying business operational performance, and improves the period-to-period comparability of our results from business operations. We believe that presenting debt, net of cash is useful to investors as a measure of our leverage, as cash and cash equivalents can be used, among other things, to repay indebtedness. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

Reconciliation of adjusted diluted (loss) earnings per share from continuing operations attributable to SSI shareholders
($ per share)	Three Months Ended
	1Q23	4Q22	1Q22
As reported	$(0.64)	$0.36	$1.55
Asset impairment charges, per share(1)	0.14	0.02	—
Restructuring charges and other exit-related activities, per share	0.06	—	—
Charges for legacy environmental matters, net, per share(2)	0.05	0.10	0.02
Business development costs, per share	0.01	0.02	0.02
Income tax benefit allocated to adjustments, per share(3)	(0.06)	—	(0.01)
Adjusted	$(0.44)	$0.50	$1.58

Reconciliation of adjusted EBITDA and adjusted EBITDA per ferrous ton
($ in millions)	Three Months Ended
	1Q23(4)	4Q22	1Q22(4)
Net (loss) income	$(18)	$11	$47
Plus interest expense	3	3	1
Plus tax (benefit) expense(3)	(6)	1	11
Plus depreciation and amortization	21	20	17
Plus asset impairment charges(1)	4	1	—
Plus restructuring charges and other exit-related activities	2	—	—
Plus charges for legacy environmental matters, net(2)	1	3	—
Plus business development costs	—	1	1
Adjusted EBITDA(4)	$8	$40	$78

Ferrous sales volume (LT, in thousands)	851	1,268	1,148
Adjusted EBITDA per ferrous ton sold ($/LT)	$10	$32	$68
LT = Long Ton, which is equivalent to 2,240 pounds
(1)	For the first quarter of fiscal 2023, asset impairment charges included $4 million ($0.14 per share) reported within "Other loss, net" on the Unaudited Condensed Consolidated Statement of Operations.
(2)	Legal and environmental charges, net of recoveries, for legacy environmental matters including those related to the Portland Harbor Superfund site and to other legacy environmental loss contingencies.
(3)

Income tax allocated to the aggregate adjustments reconciling reported and adjusted diluted earnings per share from continuing operations attributable to SSI shareholders is determined based on a tax provision calculated with and without the adjustments.

(4)	May not foot due to rounding.

Reconciliation of Adjusted selling, general and administrative expense:
($ in millions)	Three Months Ended
	1Q23	4Q22(2)	1Q22
As reported	$64	$69	$55
Charges for legacy environmental matters, net(1)	(1)	(3)	—
Business development costs	—	(1)	(1)
Adjusted(2)	$63	$66	$54
(1)	Legal and environmental charges, net of recoveries, for legacy environmental matters including those related to the Portland Harbor Superfund site and to other legacy environmental loss contingencies.
(2)	May not foot due to rounding.

Reconciliation of debt, net of cash
($ in thousands)
	November 30, 2022	August 31, 2022	November 30, 2021
Short-term borrowings	$6,379	$6,041	$3,501
Long-term debt, net of current maturities	351,200	242,521	256,215
Total debt	357,579	248,562	259,716
Less: cash and cash equivalents	3,539	43,803	19,081
Total debt, net of cash	$354,040	$204,759	$240,635

Forward-Looking Statements

Statements and information included in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references in this press release to “we,” “our,” “us,” “the Company,” and “SSI” refer to Schnitzer Steel Industries, Inc. and its consolidated subsidiaries.

Forward-looking statements in this press release include statements regarding future events or our expectations, intentions, beliefs, and strategies regarding the future, which may include statements regarding the impact of equipment upgrades, equipment failures, and facility damage on production, including timing of repairs and resumption of operations; the realization of insurance recoveries; the impact of pandemics, epidemics, or other public health emergencies, such as the coronavirus disease 2019 (“COVID-19”) pandemic; the Company’s outlook, growth initiatives, or expected results or objectives, including pricing, margins, sales volumes, and profitability; completion of acquisitions and integration of acquired businesses; the impacts of supply chain disruptions, inflation, and rising interest rates; liquidity positions; our ability to generate cash from continuing operations; trends, cyclicality, and changes in the markets we sell into; strategic direction or goals; targets; changes to manufacturing and production processes; the realization of deferred tax assets; planned capital expenditures; the cost of and the status of any agreements or actions related to our compliance with environmental and other laws; expected tax rates, deductions, and credits; the impact of sanctions and tariffs, quotas, and other trade actions and import restrictions; the impact of labor shortages or increased labor costs; obligations under our retirement plans; benefits, savings, or additional costs from business realignment, cost containment, and productivity improvement programs; the potential impact of adopting new accounting pronouncements; and the adequacy of accruals.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “outlook,” “target,” “aim,” “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” “will,” “should,” “could,” “opinions,” “forecasts,” “projects,” “plans,” “future,” “forward,” “potential,” “probable,” and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.

We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases, presentations, and on public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in “Item 1A. Risk Factors” of Part I of our most recent Annual Report on Form 10-K. Examples of these risks include: potential environmental cleanup costs related to the Portland Harbor Superfund site or other locations; the impact of equipment upgrades, equipment failures, and facility damage on production; failure to realize or delays in realizing expected benefits from capital projects, including investments in processing and manufacturing technology improvements; the cyclicality and impact of general economic conditions; the impact of inflation, rising interest rates, and foreign currency fluctuations; changing conditions in global markets including the impact of sanctions and tariffs, quotas, and other trade actions and import restrictions; increases in the relative value of the U.S. dollar; economic and geopolitical instability including as a result of military conflict; volatile supply and demand conditions affecting prices and volumes in the markets for raw materials and other inputs we purchase; significant decreases in recycled metal prices; imbalances in supply and demand conditions in the global steel industry; difficulties associated with acquisitions and integration of acquired businesses; supply chain disruptions; reliance on third-party shipping companies, including with respect to freight rates and the availability of transportation; the impact of goodwill impairment charges; the impact of long-lived asset and equity investment impairment charges; the impact of pandemics, epidemics, or other public health emergencies, such as the COVID-19 pandemic; inability to achieve or sustain the benefits from productivity, cost savings, and restructuring initiatives; inability to renew facility leases; customer fulfillment of their contractual obligations; potential limitations on our ability to access capital resources and existing credit facilities; restrictions on our business and financial covenants under the agreement governing our bank credit facilities; the impact of consolidation in the steel industry; product liability claims; the impact of legal proceedings and legal compliance; the adverse impact of climate change; the impact of not realizing deferred tax assets; the impact of tax increases and changes in tax rules; the impact of one or more cybersecurity incidents; translation risks associated with fluctuation in foreign exchange rates; inability to obtain or renew business licenses and permits; environmental compliance costs and potential environmental liabilities; increased environmental regulations and enforcement; compliance with climate change and greenhouse gas emission laws and regulations; the impact of labor shortages or increased labor costs; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

Contacts

Company Contact:

Investor Relations:
Michael Bennett
(503) 323-2811
mcbennett@schn.com

Company Info:
www.schnitzersteel.com
ir@schn.com